UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ARES CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Ares Capital Corporation

245 Park Avenue, 44th Floor
New York, NY 10167

Supplement to Proxy Statement for the Special Meeting of Stockholders

To Be Held on August 8, 2024

This proxy statement supplement, dated July 19, 2024 (the “Supplement”), supplements the definitive proxy statement on Schedule 14A of Ares Capital Corporation (the “Company”), dated May 16, 2024 (the “Proxy Statement”), for the Company’s Special Meeting of Stockholders to be held on August 8, 2024 (the “Special Meeting”). The Company is providing this Supplement solely to correct the number of shares of common stock outstanding as of May 13, 2024 (the “Record Date”). The number of shares of common stock outstanding as of the Record Date was incorrectly stated in the Proxy Statement as 614,518,362 shares of common stock due to a clerical error. The correct number of shares of common stock outstanding as of the Record Date is 611,124,993, all of which are entitled to vote at the Special Meeting.

For the purposes of the sections “Proxy Statement—Special Meeting of Stockholders” and “Security Ownership of Certain Beneficial Owners and Management” in the Proxy Statement, the number of shares of common stock outstanding as of the Record Date is restated as 611,124,993 shares of common stock. The shares of common stock beneficially owned by the Company’s directors and executive officers and five percent stockholders under “Security Ownership of Certain Beneficial Owners and Management” on page 4 of the Proxy Statement, and the number of shares beneficially owned by the Company’s directors, executive officers and certain other officers remain the same and any changes to amounts of percentage ownership as a result of using the correct number of outstanding shares are immaterial. The presence (including by proxy) of the holders of shares of common stock of the Company entitled to cast a majority of the votes entitled to be cast shall constitute a quorum for the purposes of the Special Meeting.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to authorize your proxy in connection with the Special Meeting. If you have already authorized your proxy, you do not need to take any further action. Information on how to vote your shares, either by voting at the Special Meeting or by granting a proxy (i.e., authorizing someone to vote your shares), and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Special Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Joshua M. Bloomstein
General Counsel, Vice President and Secretary

New York, New York

July 19, 2024